EXHIBIT 10.23

                          Vodafone Group Services Ltd

31 January 2002


STRICTLY PERSONAL - ADDRESSEE ONLY

Andy Halford
Vodafone UK

Dear Andy

Following our discussions, I am pleased to confirm the terms of employment which will apply to your proposed Long Term Assignment to Verizon Wireless (known as Host Company) in the USA (known as Host Country). This offer should be read in conjunction with the Group International Assignment Policy (IAP) which you should familiarise yourself with. Where there is a material difference between the terms of this letter and the IAP, as opposed to any omissions, then the terms of this letter shall prevail.

Your Primary Employment remains with your Home Company as defined in the IAP.

A  THE ASSIGNMENT

Position and Duties

Your position during the assignment will be Chief Financial Officer reporting to Denny Strigl, CEO of Verizon Wireless. Your duties will be as described by Denny.

Status

The basis of the Assignment will be Accompanied status.

Period of Assignment

The period of Assignment in the Host Country will be for 24 months with effect from 1 April 2002, except if terminated earlier in accordance with Section D below. Should it be mutually agreed, the Assignment may be extended at which time the terms and conditions of the Assignment will be reviewed.

Hours of Work

Your working hours will be in accordance with Host Company practice and the operational needs of your role.


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Immigration Approval

This Assignment offer is made subject to al]. the necessary permits/visas required for living and working in the Host Country being granted and the Assignment cannot commence before this authority is given. You may use Cendant Relocation (see attached contact sheet) to assist with the application process with all the associated costs paid for by the Company.

Travel to Host Country

The Host Company will fund air travel for you and your family in accordance with your home company travel policy at the start of your Assignment.

B  HOME BASE BENEFITS

Base Salary

Your basic salary will be increased to (pound)250,000 with effect from the commencement of the assignment. Your Home Base Salary will be the starting point for the calculation of your Assignment Salary. All salary payments will, be made by your Home Company into a bank account in your Home Country.

IPO Compensation

It is recognised that you are taking this role because of the prospect that Verizon Wireless will launch an IPO during 2002. As this is not certain the Company agrees that in the event that the IPO does NOT take place during your assignment, you will receive an additional Special Bonus of (pound)100,000 in additional remuneration and compensation.

Pension

Wherever possible your membership of your Home Company pension scheme will continue with contributions calculated using your Home Base Salary.

Insurance

Your membership of your Home Company life insurance schemes will continue with contributions/benefits calculated using your Home Base Salary.

Cash Incentives/bonuses

Your membership of your Home Company bonus/incentives will continue with payments as before. However your STIP criteria will be based on Verizon Wireless targets from the start date of your assignment subject to a guaranteed payment at a


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minimum of 80% of your target bonus for the Financial Year 2002/3. Your
LTIP will remain unchanged.

Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your home location. All calculations will be provided by PricewaterhouseCoopers (PwC), the Group's advisors on overseas personal tax matters,

Share/Stock Plans

Your participation in your current Home Company plans will continue except where plan rules or the applicable legislation prevents this. The level of your participation will be determined in accordance with Home Company practice.

Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your home location. All calculations will be provided by PriceWaterhouseCoopers (PwC), the Group's advisors on overseas personal tax matters.

It is your responsibility to notify PwC at least 5 working days in advance of any potential events relating to these share plans over which you have discretion (eg exercise of a share option). This should allow sufficient time for any potential complications to be considered.

Holiday Entitlement

Your Home Company holiday entitlement will continue but with actual days to be taken to be approved locally. You will observe Host Country Statutory Holidays while on assignment.

Subject to approval, all Host Country holiday entitlement accrued while on the Assignment should be taken before returning to the Home Country. Where this is not possible, you may be compensated for up to 10 days calculated using Home Base Salary.

C  ASSIGNMENT BENEFITS

Assignment Salary Build-up

Your Assignment Salary will be calculated using a build-up approach that will provide an incentive to reward you for working internationally.


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It also takes account of any tax, social security and cost of living differentials between the Home and Host location.

In summary, the build-up starts with your Home ease Salary and then deducts estimated Home tax and social security payments due on cash and benefits. Your Assignment allowances will then be added to give the net build-up salary.

Your net pay excluding bonus payments will be (pound)254,101 per annum, adjusted for salary reviews each July.

Full details or your Assignment Salary are contained in the Assignment Salary Build-Up Sheet attached.

Additional Responsibility Allowance

You will be eligible for an Additional Responsibility Allowance of (pound)75,000 per annum paid monthly within your net pay above. This is designed to provide additional compensation for the special circumstances of your working in the USA.

Company Car

A fully expensed car for business and private use will be provided in accordance with the Host Company policy.

Home Leave

Every 3 months a return business air flight will, be provided for you and your Family to return to your Home Country or visit the Host Country. You may take a combination of business and economy class air fares so long as the aggregate value does to exceed the above.

Medical Issues

     Examinations & Vaccinations

     Prior to your Assignment you and your Accompanying Family are required to obtain medical certification confirming fitness to travel to, reside and work in the Host Country. You must also ensure that all the recommended vaccinations have taken place before travelling. The fees for the medical consultations and vaccinations will be paid for initially by the Home Company.

Relocation Support

     Lump Sum Payment


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     A one-off payment equal to one month's annual Home Base Salary will be paid on commencing the Assignment

     Relocation Assistance

     You will be provided with pre-departure and on-arrival support by Cendant Relocation (see contact sheet attached).

     Shipment of Personal Possessions

     You may transport up to 18 cubic metres of personal belongings (not furniture) via an approved shipping agent. You will be responsible for any customs duties incurred on the import of personal belongings.

     Excess Baggage

     You will be provided with additional excess baggage of 50 kg per person in addition to the normal allowance at the beginning and end of the Assignment.

Accommodation

     Temporary Accommodation on Arrival in Host Country

     If leased accommodation is not yet available you will be provided with up to 4 weeks hotel or serviced apartment accommodation. During this time reasonable out of pocket expenses will be reimbursed against receipts.

     Housing

     Host Company funded leased accommodation will be provided up to a monthly cost to be agreed.

     Utilities

     Reasonable costs for utilities (gas, electricity and water) will be paid for or reimbursed by the Host Company.

     Telephones

     The Host Company will. reimburse the installation cost of 2 fixed lines and subsequent line rental. All business calls and up to 2 hours per week of personal call charges will be paid for. An additional, mobile phone will, be provided for you and your partner for business related calls whilst on the Assignment and you may continue to use your present company and staff scheme UK mobile phones.

     Furnishings/Furniture Allowance


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     Accommodation should normally be fully furnished but where this is not possible furniture may be leased within an agreed budget and will remain the property of the Host Company.

Education Support

     Schooling

     The Host Company will reimburse the cost of schooling for accompanying school age Dependent Children within an agreed budget and any incremental costs of non-accompanying children (eg boarding fees in excess of day fees, taxis) will also be reimbursed.

     Partner Assistance

     Recognising that your partner is unlikely to be able to continue her career in the Host Country and will be spending some time in the Home Country looking after non-accompanying children, your present car allowance and mortgage subsidy payments will continue throughout the Assignment.

Insurance

     Medical

     Medical and dental insurance schemes will be provided, subject to initial pre-Assignment medical clearance being obtained.

     Personal Effects

     Cover for items up to a cost of (pound)5000 per item will be provided when belongings are in transit either to the Host Country at the start or back to the Home Country at the end of the Assignment only.

Social Security

Wherever possible you will remain within your Home Country social security system and an application will. be made to continue these deductions during the Assignment.

Taxation

PricewaterhouseCoopers (PwC), the Group's advisors on personal tax matters (see contact sheet attached) will provide assistance with both Home and Host Country tax filing


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obligations. You must attend a pre-assignment briefing with these advisors.

You will receive a net income derived from your Home Base Salary as set out in the attached build up sheet.

The Company will assume the obligation to pay the actual Host Country tax liabilities arising in respect of company source income. Any calculations will be performed by PwC to ensure that you receive the net salary shown in the Salary Build-up sheet which is attached.

D  TERMINATION OF ASSIGNMENT

Early Termination by the Host Company

The Host Company reserves the right to terminate the assignment and return you to your Home Country at any time during the period of the Assignment if

o    The Host Country authorities cancel work permit/visa clearance.

o The work cannot be continued in the Host Country due to changes in local business needs or market conditions.

o You fail to perform your Assignment role satisfactorily and fail to achieve your agreed objectives.

o You are unable to work due to an illness that is expected to continue for longer than 3 months.

Early Termination by the Employee

If you wish to terminate the Assignment itself and return to your Home Country, you are required to confirm this in writing to Host and Home Companies stating your reasons. The period of notice in your Primary Employment Contract will normally apply.

If you wish to resign from the Vodafone Group during the Assignment you are required to provide written notice to both Home and Host Companies with the notice period of your Primary Employment Contract applying. You may be required to reimburse a proportion of the costs incurred during this Assignment, as stated in the IAP.


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Your Returning Role

On completion of the Assignment you will return to the Home Country and the Company undertakes to use its best endeavours to offer you a position equivalent or better than your current role. In the event that you are offered a financial or operational position which is not equivalent to your present role, you will have the option to accept this role or decline. If you decline this role the Company undertakes to provide a redundancy package for you which will treat you as a `good leaver' under incentive schemes and also include a severance payment not less than equivalent to one year's salary and STIP payment.

Retention Payment

The Company is keen that you return to a new role in the Group on successful completion of this assignment and therefore commits to pay a Retention payment equivalent to 12 months salary. This payment will be paid on the completion of your assignment but is repayable if you leave within 12 months, on a pro-rata basis.

Return to Host Country

The Host Company will fund air travel. for you and your family in accordance with your home company travel policy at the end of your Assignment.

Relocation Support on Return

Cendant Relocation will provide support in the following areas if applicable

o    Temporary accommodation

o    School Admissions

o    Shipment and storage of personal possessions

Tax Assistance

You are required to attend a post-Assignment briefing with PwC, the Company's advisors on personal tax matters.


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E  GOVERNING LAW

   These terms and conditions and other contractual documents to which they relate shall be governed by and take effect in all aspects according to Home Country Law.

A duplicate copy of this letter is enclosed. Would you please sign this letter and return it to me to confirm your acceptance of the Assignment. I will then discuss the various details with you in due course.

Yours sincerely



Phil Williams
-------------


I hereby accept the terms and conditions of this Assignment to Verizon Wireless in the USA as described above together with the provisions of the IAP.


Signed: /s/ Andrew Halford
       ---------------------------------

Dated:  April 2, 2002
       ---------------------------------


Enclosures: Salary Build-up Sheet
            International Assignment Policy (IAP)
            Contact Sheet